Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
Quicksilver Resources Inc., et al.,[1]	)	Case No. 15-10585 (LSS)
)
Debtors.	)	Jointly Administered
)

JOINT CHAPTER 11 PLAN OF LIQUIDATION FOR
QUICKSILVER RESOURCES INC. AND ITS AFFILIATED DEBTORS

THIS CHAPTER 11 PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL. THE PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. ACCORDINGLY, THIS IS NOT A SOLICITATION OF
ACCEPTANCE OR REJECTION OF THE CHAPTER 11 PLAN. ACCEPTANCES OR
REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE
STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.

Dated:    May 18, 2016

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Quicksilver Resources Inc. [6163]; Barnett Shale Operating LLC [0257]; Cowtown Drilling, Inc. [8899]; Cowtown Gas Processing L.P. [1404]; Cowtown Pipeline Funding, Inc. [9774]; Cowtown Pipeline L.P. [9769]; Cowtown Pipeline Management, Inc. [9771]; Makarios Resources International Holdings LLC [1765]; Makarios Resources International Inc. [7612]; QPP Holdings LLC [0057]; QPP Parent LLC [8748]; Quicksilver Production Partners GP LLC [2701]; Quicksilver Production Partners LP [9129]; and Silver Stream Pipeline Company LLC [9384]. The Debtors’ address is 801 Cherry Street, Suite 4000, Fort Worth, Texas 76102.

TABLE OF CONTENTS
Page

ARTICLE 1. DEFINITIONS AND INTERPRETATION		1

1.1	Definitions.	1
1.2	Interpretation; Application of Definitions and Rules of Construction.	13
1.3	Appendices and Plan Documents.	13

ARTICLE 2. UNCLASSIFIED CLAIMS		14

2.1	Administrative Expense Claims.	14
2.2	Adequate Protection Claims.	15
2.3	Fee Claims.	15
2.4	Priority Tax Claims.	16
2.5	U.S. Trustee Fees.	16

ARTICLE 3. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		17

3.1	Summary.	17
3.2	Classification of Claims and Interests.	17
3.3	Treatment of Claims and Equity Interests.	17

ARTICLE 4. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS		21

4.1	Classes Entitled To Vote.	21
4.2	Tabulation of Votes on a Non-Consolidated Basis.	21
4.3	Acceptance by Impaired Classes.	21
4.4	Elimination of Vacant Classes.	21
4.5	Deemed Acceptance If No Votes Cast.	21
4.6	Confirmation Pursuant to Bankruptcy Code Section 1129(b) or “Cramdown.”	21

ARTICLE 5. MEANS FOR IMPLEMENTATION		22

5.1	Corporate Existence.	22
5.2	Closing of the Debtors’ Chapter 11 Cases.	22
5.3	Plan Funding.	22
5.4	Settlement of Intercompany Matters.	23
5.5	Monetization of Assets.	23
5.6	Books and Records.	23
5.7	Reporting Duties.	23
5.8	Tax Obligations.	23
5.9	Cancellation of Existing Securities and Agreements.	24
5.10	Surrender of Cancelled Instruments or Securities.	24
5.11	Indemnification Obligations.	24
5.12	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes.	24
5.13	Comprehensive Settlement of Claims and Controversies.	25

i

ARTICLE 6. PROCEDURES FOR RESOLVING CLAIMS		26

6.1	Allowance of Claims.	26
6.2	Objections to Claims.	26
6.3	Estimation of Claims.	26

ARTICLE 7. PROVISIONS GOVERNING DISTRIBUTIONS		27

7.1	Satisfaction of Claims.	27
7.2	Distributions on Account of Claims Allowed as of the Effective Date.	27
7.3	Distributions on Account of Claims Allowed After the Effective Date.	27
7.4	Delivery of Plan Distributions.	28
7.5	Claims Paid or Payable by Third Parties.	30
7.6	No Post-Petition Interest on Claims.	31

ARTICLE 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES		31

8.1	Assumption of Executory Contracts and Unexpired Leases.	31
8.2	Rejection of Executory Contracts and Unexpired Leases.	31
8.3	Claims Based on Rejection of Executory Contracts or Unexpired Leases.	31
8.4	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	32

ARTICLE 9. LIQUIDATION TRUST		32

9.1	Generally.	32
9.2	Purposes and Establishment of the Liquidation Trust.	33
9.3	Liquidation Trust Assets.	33
9.4	Valuation of Assets.	34
9.5	Appointment of the Liquidation Trustee.	34
9.6	Duties and Powers of the Liquidation Trustee.	34
9.7	Funding of the Liquidation Trust.	36
9.8	Exculpation; Indemnification.	37
9.9	Federal Income Tax Treatment of Liquidation Trust.	37
9.10	Tax Reporting.	37
9.11	Tax Withholdings by Liquidation Trustee.	38
9.12	Dissolution.	39

ARTICLE 10. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		39

10.1	Conditions Precedent to the Effective Date.	39
10.2	Satisfaction and Waiver of Conditions Precedent.	40
10.3	Effect of Non-Occurrence of Conditions to the Effective Date.	40

ARTICLE 11. EFFECT OF CONFIRMATION		40

11.1	Binding Effect.	40
11.2	Term of Pre-Confirmation Injunctions or Stays.	41
11.3	Debtor Release.	41
11.4	Third-Party Release.	42
11.5	Exculpation and Limitation of Liability.	42
11.6	Injunction Related to Releases and Exculpation.	43

ARTICLE 12. RETENTION OF JURISDICTION		43

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ARTICLE 13. MISCELLANEOUS PROVISIONS		46

13.1	Payment of Indenture Trustees’ Fees.	46
13.2	Dissolution of Committee.	46
13.3	Modification of Plan.	46
13.4	Revocation or Withdrawal of Plan.	47
13.5	Allocation of Plan Distributions Between Principal and Interest.	47
13.6	Severability.	47
13.7	Governing Law.	47
13.8	Inconsistency.	48
13.9	Time.	48
13.10	Exhibits.	48
13.11	Notices.	48
13.12	Filing of Additional Documents.	48

iii

INTRODUCTION2
Quicksilver Resources Inc. and the other debtors and debtors in possession in the above-captioned cases propose the following joint chapter 11 plan of liquidation. In reviewing the Plan, readers should refer to the Disclosure Statement, including the exhibits and supplements thereto, for a discussion of the Debtors’ business history and operations, financial projections, risk factors, a summary and analysis of the Plan, and certain related matters including, among other things, certain tax matters, and the securities and other consideration to be issued and distributed under the Plan. Subject to certain restrictions and requirements set forth in Bankruptcy Code section 1127, Bankruptcy Rule 3019, and Sections 13.3 and 13.4 of the Plan, the Debtors reserve the right, in consultation with the Consultation Parties, to alter, amend, modify, revoke, or withdraw the Plan prior to its substantial consummation.
The only Persons that are entitled to vote on the Plan are holders of Allowed Claims in Class 4 and Class 5. Such Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits and schedules in their entirety before voting to accept or reject the Plan. No materials other than the Disclosure Statement and the respective schedules, notices, and exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.
ARTICLE 1.
DEFINITIONS AND INTERPRETATION
1.1    Definitions.
The following terms shall have the meanings set forth below. Such meanings shall be equally applicable to both the singular and plural forms of such terms.
1.1.1    “503(b)(9) Claims” means Claims that have been timely and properly filed prior to the Bar Date and that are granted administrative expense priority treatment pursuant to Bankruptcy Code section 503(b)(9).
1.1.2    “510 Claims” means Claims against any of the Debtors that are subordinated pursuant to Bankruptcy Code section 510(b) or (c).
1.1.3    “2019 Senior Notes” means those certain 9 1/8% Senior Notes due 2019 issued pursuant to the 2019 Senior Notes Indenture.
1.1.4    “2019 Senior Notes Indenture” means that certain Indenture, dated as of December 22, 2005, by and among QRI and U.S. Bank National Association as Successor Trustee, as amended and supplemented by the Twenty-Fourth Supplemental Indenture, dated as of June 21, 2013.
1.1.5    “2021 Senior Notes” means those certain 11.000% Senior Notes due 2021 issued pursuant to the 2021 Senior Notes Indenture.

[2] All capitalized terms used but not defined in this Introduction have the meanings set forth in article 1 in the Plan.

1.1.6    “2021 Senior Notes Indenture” means that certain Indenture, dated as of June 21, 2013, by and among QRI and the Delaware Trust Company as Successor Trustee.
1.1.7    “Ad Hoc Group of Second Lienholders ” means the ad hoc group of certain (i) holders of Second Lien Notes and (ii) lenders under the Second Lien Term Loan represented by Milbank, Tweed, Hadley & McCloy LLP and set forth in the Third Supplemental Verified Statement Pursuant to Bankruptcy Rule 2019 filed with the Bankruptcy Court by the Ad Hoc Second Lien Noteholder Group January 6, 2016 [D.I. 1024] (as may be further amended, supplemented or modified from time to time).
1.1.8    “Adequate Protection Claims” means Claims equal to any unpaid Cash payments required to be made pursuant to the Cash Collateral Order.
1.1.9     “Administrative Bar Date” means the date that is forty-five (45) days after the Effective Date.
1.1.10    “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the kind specified in Bankruptcy Code section 503(b) and entitled to priority pursuant to Bankruptcy Code sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), or 507(b) (other than a Fee Claim or U.S. Trustee Fees) incurred during the period from the Petition Date to the Effective Date, including, without limitation: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by any of the Debtors during the Chapter 11 Cases; (b) 503(b)(9) Claims; and (c) any payment to be made under the Plan to cure a default under an assumed executory contract or unexpired lease.
1.1.11    “Agents” means the First Lien Agent and the Second Lien Agent.
1.1.12    “Allowed Claim or Allowed __________ Claim” (with respect to a specific type of Claim, if applicable) means (a) any Claim (or a portion thereof) against a Debtor as to which no action to dispute, deny, or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by the Plan or applicable law, or, if an action to dispute, deny, equitably subordinate, or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter or (b) any Claim against a Debtor or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim (x) that was incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment, or counterclaim of any kind and (y) that is not otherwise disputed.
1.1.13     “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.1.14    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.
1.1.15    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under 28 U.S.C. § 2075, as amended from time to time, as applicable to the Chapter 11 Cases, and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.
1.1.16    “Bar Date” means any deadline for filing proofs of Claim, as established by an order of the Bankruptcy Court, including the Order Establishing Deadlines and Procedures for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof [D.I. 417], or under the Plan.
1.1.17    “Business Day” means any day other than a Saturday, Sunday, or a “legal holiday,” as such term is defined in Bankruptcy Rule 9006(a)(6).
1.1.18    “Canadian Credit Facility” means that certain Amended and Restated Canadian Credit Agreement, dated as of December 22, 2011, as amended, supplemented, restated, or modified to date.
1.1.19    “Canadian Note” means that certain Amended and Restated Global Intercompany Note, dated October 7, 2011, by and among QRI, QRCI, Cowtown Pipeline Funding, Inc., Cowtown Pipeline Management, Inc., Cowtown Pipeline L.P., and Cowtown Gas Processing L.P., as supplemented by (x) that certain Letter Agreement by and between QRI and QRCI, evidencing an advance of $243,620,034.64 in U.S. dollars made by QRI to QRCI on or about October 8, 2010; (y) that certain Letter Agreement by and between QRI and QRCI evidencing an advance of $147,102,822.38 in U.S. dollars made by QRI to QRCI on or about May 1, 2013; and (z) that certain Letter Agreement by and between QRI and QRCI evidencing an advance of $22,559,104.85 in U.S. dollars made by QRI to QRCI on or about March 11, 2014.
1.1.20    “Canadian Proceeds” means any Cash received on account of (i) the Canadian Note, and (ii) the Debtors’ equity interests in QRCI and its subsidiaries.
1.1.21    “Cash” means the legal currency of the United States and equivalents thereof.
1.1.22    “Cash Collateral Order” means the Final Order Under 11 U.S.C. §§ 105, 361, 362, 363 and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors To Use Cash Collateral and (II) Granting Adequate Protection to Prepetition Secured Parties [D.I. 307] entered by the Bankruptcy Court on May 1, 2015, as modified, supplemented, amended, or extended.
1.1.23    “Causes of Action” means any and all actions, causes of action (including causes of action under Bankruptcy Code sections 510, 544, 545, 546, 547, 548, 549, 550, and 553), suits, accounts, controversies, obligations, judgments, damages, demands, debts, rights, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and Claims, whether known or unknown, reduced to judgment or not, liquidated or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or tort, arising in law, equity, or otherwise.
1.1.24    “Chapter 11 Cases” means the cases that are being jointly administered under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court and captioned In re Quicksilver Resources Inc., et al., Case No. 15-10585 (LSS).
1.1.25    “Claim” shall have the meaning set forth in Bankruptcy Code section 101(5).
1.1.26    “Claims Agent” means the Garden City Group, LLC, or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. § 156(c).
1.1.27    “Claims Register” means the official register of Claims against the Debtors maintained by the Claims Agent.
1.1.28    “Class” means each category of Claims and Interests established under article 3 of the Plan pursuant to Bankruptcy Code sections 1122 and 1123(a)(1).
1.1.29    “Collateral” means any property or interest in property of the Estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.
1.1.30    “Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases in accordance with Bankruptcy Code section 1102, which consists of (1) U.S. Bank National Association, (1) the Delaware Trust Company, (1) Wilmington Trust, National Association, (1) Ares Special Situations Fund IV, L.P.; and (1) Trunkline Gas Company LLC.
1.1.31    “Committee Parties” means (i) the Committee, (ii) each of the Committee’s members acting in their respective capacities as members thereof, and (iii) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, representatives, advisors, and professionals (including any attorneys, consultants, financial advisors, investment bankers, and other professionals retained by the Committee or by any member thereof), together with their respective successors and assigns; provided, however, that such attorneys and professional advisors shall only include those that provided services in connection with the Chapter 11 Cases.
1.1.32    “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Debtors’ Chapter 11 Cases.

1.1.33    “Confirmation Hearing” means a hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.
1.1.34    “Confirmation Order” means an order entered by the Bankruptcy Court, in form and substance reasonably acceptable to the Debtors and the Consultation Parties, confirming the Plan, including all exhibits, appendices, supplements, and related documents.
1.1.35    “Consultation Parties” means the First Lien Agent, the Second Lien Agent, Ad Hoc Group of Second Lienholders, and the Committee.
1.1.36    “Debt Documents” means, collectively, the First Lien Facility, the Second Lien Term Loan, the Second Lien Notes Indenture, the 2019 Senior Notes Indenture, the 2021 Senior Notes Indenture, and the Subordinated Notes Indenture.
1.1.37    “Debtor(s)” means, individually or collectively, as the context requires: (1) Quicksilver Resources Inc.; (1) Barnett Shale Operating LLC; (1) Cowtown Drilling, Inc.; (1) Cowtown Gas Processing L.P.; (1) Cowtown Pipeline Funding, Inc.; (1) Cowtown Pipeline  L.P.; (1) Cowtown Pipeline Management, Inc.; (1) Makarios Resources International Holdings LLC; (1) Makarios Resources International Inc.; (1) QPP Holdings LLC; (1) QPP Parent LLC; (1) Quicksilver Production Partners GP LLC; (1) Quicksilver Production Partners LP; and (1) Silver Stream Pipeline Company LLC.
1.1.38    “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Section 11.3 hereof.
1.1.39    “Disallowed” means a finding of the Bankruptcy Court in a Final Order, or provision in the Plan providing, that a Disputed Claim shall not be an Allowed Claim.
1.1.40    “Disbursing Agent” means the Liquidation Trustee or such entity or entities designated by the Liquidation Trustee, which entities may include, without limitation, the Liquidation Trustee, the Agents, and the Indenture Trustees.
1.1.41    “Disclosure Statement” means the disclosure statement in respect of the Plan and all exhibits, schedules, supplements, modifications, and amendments thereto.
1.1.42    “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement as having adequate information in accordance with Bankruptcy Code section 1125.
1.1.43    “Disputed” means, with respect to any Claim against a Debtor, including any portion thereof, any Claim (a) that is listed on the Schedules as contingent, unliquidated, or disputed, (b) as to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and Bankruptcy Rules or that is otherwise disputed by any Debtor or the Liquidation Trustee in accordance with applicable law, which objection, request for estimation, or dispute has not been determined by a Final Order, or

(c) with respect to which a proof of claim was required to be filed by order of the Bankruptcy Court but as to which such proof of claim was not timely or properly filed.
1.1.44    “Distribution Date” means the Initial Distribution Date or any of the Periodic Distribution Dates, as applicable.
1.1.45    “Distribution Record Date” means, with respect to all Classes for which Plan Distributions are to be made, the third (3rd) Business Day after the Confirmation Date or such other later date as shall be established by the Bankruptcy Court in the Confirmation Order.
1.1.46    “Effective Date” means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which the Plan shall take effect, which date shall be the first (1st) Business Day on which all of the conditions set forth in Section 10.1 of the Plan have been satisfied or waived and no stay of the Confirmation Order is in effect.
1.1.47    “Estate” means each estate created in the Chapter 11 Cases pursuant to Bankruptcy Code section 541.
1.1.48    “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ post-petition restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, filing, solicitation of acceptances, confirmation, approval, implementation, or administration of the Disclosure Statement, the Plan, the settlements and agreements contained in the Plan, the property to be distributed under the Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Debtors’ Chapter 11 Cases, the pursuit of entry of a Confirmation Order, the distribution of property under the Plan, or any other related agreement; provided, however, that Exculpated Claims shall not include any act or omission that is determined in a Final Order to have constituted willful misconduct or gross negligence. For the avoidance of doubt, no Claim, Cause of Action, obligation, or liability expressly set forth in or preserved by the Plan constitutes an Exculpated Claim.
1.1.49     “Exculpated Party” means each of the Released Parties.
1.1.50    “Executory Contract” means any contract to which any of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code sections 365 and 1123.
1.1.51     “Fee Claim” means a Claim by a Professional Person for compensation, indemnification, or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), or 1103(a) in connection with the Chapter 11 Cases, including, without limitation, in connection with final fee applications of such Professional Persons.
1.1.52    “Final Order” means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered on the docket in the Debtors’ Chapter 11 Cases (or on the docket of such other court of competent jurisdiction), which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that the susceptibility of a Claim to a challenge under Bankruptcy Code section 502(j) shall not render a Final Order not a Final Order.
1.1.53    “First Lien Agent” means JP Morgan Chase Bank, N.A., in its capacity as administrative agent, or any successor agent under the First Lien Facility.
1.1.54    “First Lien Facility” means, collectively, the U.S. Credit Facility and the Canadian Credit Facility.
1.1.55    “First Lien Lender” means each lender under the First Lien Facility.
1.1.56    “First Lien Claims” means the Claims, inclusive of principal, fees and interest accrued through the Effective Date, of the First Lien Lenders arising under the First Lien Facility.
1.1.57    “General Unsecured Claim” means any unsecured Claim against any Debtor, including (a) trade Claims, (b) unsecured Claims held by a non-Debtor affiliate of the Debtors against the Debtors, (c) Claims arising out of the rejection of Executory Contracts and Unexpired Leases by any Debtor, (d) Senior Notes Claims, (e) Subordinated Notes Claims, and (f) Second Lien Deficiency Claims, but excluding any Intercompany Claim.
1.1.58     “Impaired” means impaired within the meaning of Bankruptcy Code section 1124.
1.1.59    “Indenture Trustees” means, collectively, the Second Lien Indenture Trustee and the acting indenture trustees for the 2019 Senior Notes Indenture, the 2021 Senior Notes Indenture, and the Subordinated Notes Indenture, and any successor to any of the foregoing.
1.1.60    “Initial Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when Plan Distributions shall commence.
1.1.61    “Intercompany Claim” means any Claim (including an Administrative Expense Claim), Cause of Action, or remedy asserted against a Debtor by another Debtor. For the avoidance of doubt, Intercompany Claim does not include any Claim asserted against a Debtor by a direct or indirect non-Debtor Subsidiary of any Debtor or by a Debtor against any direct or indirect non-Debtor Subsidiary of any Debtor.

1.1.62    “Intercompany Interest” means any Interest held by a Debtor in another Debtor. For the avoidance of doubt, Intercompany Interest does not include any Interest of a Debtor in a direct or indirect non-Debtor Subsidiary of any Debtor or of any direct or indirect non-Debtor Subsidiary in any Debtor.
1.1.63    “Interest” means the interest (whether legal, equitable, contractual, or otherwise) of any holders of any class of equity securities of any of the Debtors represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.
1.1.64    “Investment Account Cash” means the approximately $167.5 million of Cash and Cash equivalents, as of the Petition Date, previously borrowed under the U.S. Credit Facility and that was deposited in certain depository accounts as of the Petition Date.
1.1.65     “Lien” has the meaning set forth in Bankruptcy Code section 101(37).
1.1.66    “Liquidation Trust” means the trust created pursuant to the Liquidation Trust Agreement on the Effective Date in accordance with the Plan, the Confirmation Order and the Liquidation Trust Agreement.
1.1.67    “Liquidation Trust Agreement” means the Liquidation Trust Agreement to be dated as of the Effective Date establishing the terms and conditions of the Liquidation Trust, substantially in the form included in the Plan Supplement.
1.1.68    “Liquidation Trust Assets” means the assets to be transferred to the Liquidation Trust on the Effective Date including, without limitation, the Liquidation Trust Causes of Action, the Liquidation Trust Reserve, and all other property and assets of the Debtors remaining after segregation of the Cash component of the Unsecured Plan Consideration, including Canadian Proceeds that are payable to the holders of Allowed General Unsecured Claims, reserving for Fee Claims, and payment of Administrative Expense Claims, U.S. Trustee Fees, Priority Tax Claims, Other Priority Claims, Other Secured Claims, First Liens Claims (if applicable), the Cash component of the Second Lien Plan Consideration, including Canadian Proceeds that are payable to the holders of Allowed Second Lien Secured Claims. For the avoidance of doubt, from and after the Effective Date, the Liquidation Trust shall be vested with the right to receive Canadian Proceeds, which amounts shall be distributed in accordance with the terms of this Plan and the Liquidation Trust Agreement.
1.1.69    “Liquidation Trust Beneficiaries” means the holders of the Liquidation Trust Interests.
1.1.70    “Liquidation Trust Causes of Action” means collectively, the Causes of Action transferred to the Liquidation Trust on the Effective Date, including, but not limited to, those Claims and Causes of Action set forth on Exhibit [●] to the Plan and any defense or counterclaim to any Disputed Claim, but excluding any and all Causes of Action released and/or exculpated pursuant to the terms of the Plan.

1.1.71    “Liquidation Trust Interests” means the uncertified beneficial interests in the Liquidation Trust representing the right of each holder of an Allowed Second Lien Secured Claim to receive Cash distributions from the Liquidation Trust on account of such Liquidation Trust Interests in accordance with the terms of this Plan and the Liquidation Trust Agreement.
1.1.72     “Liquidation Trust Reserve” means, as more fully described in the Liquidation Trust Agreement, the Cash transferred to the Liquidation Trust on the Effective Date out of the Cash that would otherwise be payable to the holders of Allowed Second Lien Secured Claims as part of the Second Lien Plan Consideration to fund the initial operations of the Liquidation Trust.
1.1.73    “Liquidation Trustee” means the person or firm to be appointed to manage the Liquidation Trust pursuant to Section 9.4 of the Plan and the Liquidation Trust Agreement.
1.1.74     “Non-Intercompany Interest” means any Interest in a Debtor that is not an Intercompany Interest.
1.1.75    “Other Priority Claim” means any Claim, other than an Administrative Expense Claim, a Fee Claim, or a Priority Tax Claim, entitled to priority in payment as specified in Bankruptcy Code section 507(a).
1.1.76    “Other Secured Claim” means any Secured Claim against a Debtor that is not a First Lien Claim, a Second Lien Secured Claim, an Adequate Protection Claim, or a Second Lien Diminution Claim.
1.1.77    “Periodic Distribution Date” means, unless otherwise ordered by the Bankruptcy Court, the first Business Day that is ninety (90) days after the Initial Distribution Date, and thereafter, the first Business Day that is ninety (90) days after the immediately preceding Periodic Distribution Date until liquidation of the Liquidation Trust Assets is complete.
1.1.78    “Person” shall have the meaning set forth in Bankruptcy Code section 101(41).
1.1.79    “Petition Date” means March 17, 2015.
1.1.80    “Plan” means the joint chapter 11 plan proposed by the Debtors, including, without limitation, all applicable exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended, or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the terms of the Plan.
1.1.81    “Plan Distributions” means the distributions to be made under the Plan to holders of Allowed Claims.

1.1.82    “Plan Documents” means the documents, other than the Plan, which shall be reasonably acceptable to the Consultation Parties, to be executed, delivered, assumed, or performed in connection with the consummation of the Plan, including, without limitation, the documents to be included in the Plan Supplement, any and all exhibits to the Plan, the Disclosure Statement, and any and all exhibits to the Disclosure Statement.
1.1.83    “Plan Supplement” means the supplemental appendix to the Plan, which shall be reasonably acceptable to the Consultation Parties, to be filed no later than ten (10) days prior to the deadline for parties to vote to accept or reject the Plan, which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of (i) the Liquidation Trust Agreement, (ii) the Schedule of Assumed Contracts and Leases, and (iii) additional documents filed with the Bankruptcy Court before the Effective Date as amendments to the Plan Supplement.
1.1.84    “Priority Tax Claim” means any Claim of a governmental unit (as defined in Bankruptcy Code section 101(27)) of the kind entitled to priority in payment under Bankruptcy Code sections 502(i) and 507(a)(8).
1.1.85    “Professional Person(s)” means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to Bankruptcy Code sections 327, 328, 330 or 1103, excluding any ordinary course professionals.
1.1.86     “QRCI” means non-Debtor Quicksilver Resources Canada Inc.
1.1.87    “QRI” means Quicksilver Resources Inc.
1.1.88    “Released Parties” means, collectively, in each case solely in their capacity as such: (a) (1) each Debtor and (2) each of their respective current and former employees, agents, officers, directors, managers, trustees, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants; (b) the Committee and each of its members, (c) each First Lien Lender, (d) each Second Lien Lender, (e) each Agent, (f) each of the Indenture Trustees, and (g) with respect to each entity in section (b) through (f), each of their respective current and former predecessors, successors, and assigns, current and former shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, managers, trustees, partners, members, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants.
1.1.89    “Releasing Parties” means each of the following in its capacity as such: (a) each Released Party (b) all holders of Claims against a Debtor who vote to accept the Plan; (c) all holders of Claims against a Debtor who are entitled to vote to accept the Plan and who do not vote; (d) all holders of Claims against a Debtor who are deemed to accept the Plan; and (e) all holders of Claims against a Debtor who vote to reject the Plan and who do not opt out of the release provided by the Plan.
1.1.90    “Sale Proceeds” means net proceeds from the sale of substantially all of the Debtors’ assets to BlueStone Natural Resources II, LLC pursuant to that certain Order Approving the Sale of the Debtors Oil and Gas Assets [D.I. 1095] entered by the Bankruptcy Court on January 27, 2016.
1.1.91    “Schedule of Assumed Contracts and Leases” means a schedule of the Executory Contracts and Unexpired Leases to be assumed pursuant to Bankruptcy Code sections 365 and 1123 and Article 8.1 of the Plan, which shall be included in the Plan Supplement.
1.1.92    “Schedule of Contracts and Leases Neither Assumed Nor Rejected” means a schedule of Executory Contracts and Unexpired Leases that will neither be assumed nor rejected pursuant to sections 365 and 1123 and Article 8.1 of the Plan and shall remain unaffected, which shall be included in the Plan Supplement.
1.1.93    “Schedules” means the schedules of assets and liabilities filed in the Chapter 11 Cases, as amended or supplemented from time to time.
1.1.94    “Second Lien Agent” means Credit Suisse AG, Cayman Islands Branch (f/k/a Credit Suisse AG), in its capacity as administrative agent, or any successor agent under the Second Lien Term Loan.
1.1.95    “Second Lien Claims” means the Second Lien Deficiency Claims and the Second Lien Secured Claims.
1.1.96    “Second Lien Deficiency Claims” means any deficiency Claims held by the Second Lien Lenders or Second Lien Noteholders.
1.1.97    “Second Lien Diminution Claims” means the aggregate post-petition diminution in value of the applicable Second Lien Lender’s, the Second Lien Agent’s, the Second Lien Indenture Trustee’s, or the Second Lien Noteholder’s interest in Collateral under the Second Lien Term Loan or Second Lien Notes Indenture resulting from the sale, lease or use by the Debtors (or other decline in value) of that Collateral and the imposition of the automatic stay pursuant to Bankruptcy Code section 362.
1.1.98    “Second Lien Lender” means each lender under the Second Lien Term Loan.
1.1.99    “Second Lien Noteholders” means the holders of Second Lien Notes under the Second Lien Notes Indenture.
1.1.100    “Second Lien Notes” means the Second Lien Senior Secured Floating Rate Notes Due 2019.
1.1.101    “Second Lien Notes Indenture” means that certain Indenture, dated as of June 21, 2013, as amended, supplemented, restated, or modified to date, by and among the Debtors, Bank of New York Mellon Trust Company, N.A., as Trustee and Second Lien Collateral Agent, and the holders of Second Lien Notes.

1.1.102    “Second Lien Indenture Trustee” means The Bank of New York Mellon Trust Company N.A., in its capacity as indenture trustee and collateral agent under the Second Lien Notes Indenture.
1.1.103    “Second Lien Plan Consideration” means (i) all Cash on hand as of the Effective Date, including, without limitation, the Sale Proceeds and Investment Account Cash, but only that Cash that remains after (w) establishment of the reserve for Fee Claims contemplated by Section 2.3.1 of this Plan, (x) payment of Allowed Administrative Expense Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, and Allowed First Liens Claims (if applicable), (y) segregation of the Unsecured Plan Consideration, including the $17.5 million Cash component and any Canadian Proceeds that are payable to the holders of Allowed General Unsecured Claims, and (z) transfer of the Liquidation Trust Reserve; (ii) one-hundred percent (100%) of the first $2.5 million of recoveries from the Canadian Proceeds, (iii) 50% of recoveries from the Canadian Proceeds in excess of $2.5 million up to $17.5 million of recoveries from the Canadian Proceeds; (iv) one-hundred (100%) of recoveries from the Canadian Proceeds in excess of $17.5 million; and (v) the Liquidation Trust Interests. Recoveries on account of Canadian Proceeds payable to the holders of Allowed Second Lien Claims that are received after the Effective Date shall be distributed on the first Distribution Date after the receipt of such funds.
1.1.104    “Second Lien Secured Claims” means the Secured Claims, inclusive of principal, fees, and interest, if applicable, accrued through the Effective Date, held by (i) the Second Lien Lenders, and (ii) the holders of Second Lien Notes.
1.1.105     “Second Lien Term Loan” means that certain Second Lien Credit Agreement, dated as of June 21, 2013, as amended, supplemented, restated, or modified to date.
1.1.106    “Secured Claim” means a Claim: (a) that is secured by a valid, perfected, and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to Bankruptcy Code section 553.
1.1.107    “Senior Notes” means the 2019 Senior Notes and the 2021 Senior Notes.
1.1.108    “Subordinated Notes” means those certain 7 1/8% Senior Subordinated Notes due 2016 issued pursuant to the Subordinated Notes Indenture.
1.1.109    “Subordinated Notes Indenture” means that certain Indenture, dated as of December 22, 2005, as supplemented by that certain First Supplemental Indenture dated as of March 16, 2006, by and among QRI and Wilmington Trust, National Association, as Successor Trustee.
1.1.110    “Subsidiary” means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by a Debtor and/or one or more subsidiaries of the Debtor.
1.1.111    “Tax Code” means the Internal Revenue Code of 1986, as amended.

1.1.112    “Third-Party Release” means the release provision set forth in Section 11.4 hereof.
1.1.113     “Unexpired Lease” means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code sections 365 and 1123.
1.1.114    “Unimpaired” means, with respect to a Class of Claims, a Class of Claims that is not Impaired.
1.1.115    “Unsecured Plan Consideration” means (i) $17.5 million in Cash, plus (ii) 50% of recoveries from the Canadian Proceeds in excess of $2.5 million up to $17.5 million of recoveries from the Canadian Proceeds. On the Effective Date or, in the case of recoveries from the Canadian Proceeds, as soon thereafter as is reasonably practicable, the Unsecured Plan Consideration shall be transferred to, or received by, the Liquidation Trustee. The Liquidation Trustee shall hold such funds in a segregated account for the benefit of holders of Allowed General Unsecured Claims and make distributions therefrom consistent with the Liquidation Trust Agreement.
1.1.116    “U.S. Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of December 22, 2011, as amended, supplemented, restated, or modified to date.
1.1.117    “U.S. Trustee” means the Acting United States Trustee, Region 3.
1.1.118    “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.
1.2    Interpretation; Application of Definitions and Rules of Construction.
Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. Any term that is not defined in the Plan, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. The rules of construction contained in Bankruptcy Code section 102 shall apply to the construction of the Plan. The captions and headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns.
1.3    Appendices and Plan Documents.
All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if fully set forth in the Plan. The documents contained in the exhibits to the Plan and in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests may inspect a copy of the Plan Documents, once filed, in the Office of the Clerk of the Bankruptcy Court during normal business hours, or via the Claims Agent’s website at http://cases.gcginc.com/kwk, or may obtain a copy of the Plan Documents by a request to the Claims Agent as follows:
Quicksilver Resources Inc., et al.
c/o GCG
P.O. Box 10155
Dublin, OH 43017-3155

Toll-Free: (877) 940-2410
Email: KWKinfo@gcginc.com
ARTICLE 2.
UNCLASSIFIED CLAIMS
2.1    Administrative Expense Claims.
2.1.1    Payment of Administrative Expense Claims.
Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, on the first Distribution Date after such Claim becomes an Allowed Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each Allowed Administrative Expense Claim shall receive payment of such Administrative Expense Claim in full in Cash; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by any of the Debtors shall be paid by the applicable Debtor or the Liquidation Trust in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.
2.1.2    Bar Date for Administrative Expense Claims.
Requests for payment of an Administrative Expense Claim, other than:
(a)    a Fee Claim;
(b)    a 503(b)(9) Claim;
(c)    an Administrative Expense Claim that has become an Allowed Administrative Expense Claim on or before the Effective Date;
(d)    an Administrative Expense Claim for an expense or liability incurred and paid on or before the Effective Date in the ordinary course of business by a Debtor;
(e)    an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court;

(f)    an Administrative Expense Claim arising out of the employment by one or more Debtors of an individual in the ordinary course of business from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses; or
(g)    an Adequate Protection Claim.
must be filed with the Bankruptcy Court and served on the Debtors or the Liquidation Trustee by the Administrative Bar Date. Such request for payment of an Administrative Expense Claim must include, at a minimum: (i) the name of the holder of the Administrative Expense Claim; (ii)  the asserted amount of the Administrative Expense Claim; (iii)  the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and, if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim. HOLDERS OF ADMINISTRATIVE EXPENSE CLAIMS THAT FAIL TO FILE AND SERVE A REQUEST FOR PAYMENT OF AN ADMINISTRATIVE EXPENSE CLAIM BY THE ADMINISTRATIVE BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE EXPENSE CLAIM AGAINST THE DEBTORS OR THEIR PROPERTY AND SUCH ADMINISTRATIVE EXPENSE CLAIMS SHALL BE DISALLOWED IN FULL AS OF THE EFFECTIVE DATE. Objections, if any, to a timely request for payment of Administrative Expense Claims must be filed and served on the Liquidation Trustee and the requesting party no later than ninety (90) days after the Administrative Bar Date.
2.2    Adequate Protection Claims.
Pursuant to the Cash Collateral Order, and except as otherwise set forth in this Plan, all Adequate Protection Claims will be paid in the ordinary course of business (subject to the terms of the Cash Collateral Order), but no later than the Effective Date; provided, however, that such fees, costs and expenses must be reimbursable under the terms of the applicable Debt Document; provided, further, that the applicable Agent, Indenture Trustee, or professional will receive payment in the ordinary course of business (subject to the Liquidation Trustee’s prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, costs, and expenses incurred after the Effective Date in connection with the implementation of any provisions of the Plan. In the event of a dispute with respect to all or a portion of an Adequate Protection Claim, the Debtors shall pay the undisputed amount of such Adequate Protection Claim, and reserve Cash in the amount of the remaining portion of such Adequate Protection Claim until such dispute is resolved by the parties or by the Bankruptcy Court.
2.3    Fee Claims.
2.3.1    Payment of Fee Claims.
All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in Cash in such amounts as are approved by the Bankruptcy Court upon (i) the later of (x)

the Effective Date, and (y) fourteen (14) days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Debtors or the Liquidation Trustee, as applicable. On the Effective Date, to the extent known, the Liquidation Trustee shall reserve Cash in an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Fee Claims either have been determined to be Allowed Claims and paid in full or Disallowed by Final Order, at which time any remaining reserved Cash shall become the sole and exclusive property of the Liquidation Trust.
2.3.2    Time for Filing Fee Claims.
Any Professional Person seeking allowance of a Fee Claim must file and serve on the Liquidation Trustee and such other entities as are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date and in connection with the preparation and prosecution of such final application no later than forty-five (45) days after the Effective Date; provided, however, that the Liquidation Trustee shall pay retained professionals or other entities in the ordinary course of business for any work performed on and after the Effective Date in furtherance of the Plan or as authorized hereunder. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) days after the Effective Date.
2.4    Priority Tax Claims.
Except to the extent that the Debtors or the Liquidation Trustee, as applicable, and the holder of an Allowed Priority Tax Claim otherwise agree, on the first Distribution Date after such Claim becomes an Allowed Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Liquidation Trustee’s discretion, as applicable, on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; or (b) deferred Cash payments following the Effective Date over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Allowed Claim shall be paid in full in Cash in the ordinary course of business in accordance with the terms of any agreement between the Liquidation Trustee and the holder of such Allowed Claim or otherwise in accordance with applicable non-bankruptcy law.
2.5    U.S. Trustee Fees.
As soon as reasonably practicable following the Initial Distribution Date, the Liquidation Trustee shall pay, in full and in Cash, any U.S. Trustee Fees due as of the Effective Date. On and after the Effective Date, the Liquidation Trustee shall pay the applicable U.S. Trustee Fees as such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case.

ARTICLE 3.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
3.1    Summary.
The Plan constitutes a separate plan of liquidation for each of the Debtors. The Plan does not seek to effect a substantive consolidation or other combination of the separate Estates of each Debtor, but instead provides that creditors of each Debtor will be permitted to assert their Claims only against the Debtor(s) against which they hold Allowed Claims and will receive a recovery based on the value of the related Estate(s).
3.2    Classification of Claims and Interests.
Pursuant to Bankruptcy Code section 1122, set forth below is a designation of Classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan, to the extent applicable, and receiving distributions pursuant to the Plan, to the extent applicable, only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released, withdrawn, or otherwise settled prior to the Effective Date. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Expense Claims, U.S. Trustee Fees, and Priority Tax Claims have not been classified.

Class	Claims	Status	Voting Rights
Class 1	Other Priority Claims	Unimpaired	Presumed to Accept
Class 2	Other Secured Claims	Unimpaired	Presumed to Accept
Class 3	First Lien Claims	Unimpaired	Presumed to Accept
Class 4	Second Lien Secured Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Impaired	Entitled to Vote
Class 6	510 Claims	Impaired	Presumed to Reject
Class 7	Intercompany Interests	Impaired	Presumed to Reject
Class 8	Non-Intercompany Interests	Impaired	Presumed to Reject

3.3    Treatment of Claims and Equity Interests.
3.3.1    Class 1—Other Priority Claims.
(a)    Classification: Class 1 consists of the Other Priority Claims against each Debtor.

(b)    Treatment: Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, on the first Distribution Date after such Claim becomes an Allowed Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of an Allowed Other Priority Claim shall receive payment of such Allowed Claim in full in Cash.
(c)    Voting: Class 1 is Unimpaired and the holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.
3.3.2    Class 2—Other Secured Claims.
(a)    Classification: Class 2 consists of the Other Secured Claims against each Debtor.
(b)    Treatment: Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, on the first Distribution Date after such Claim becomes an Allowed Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of an Allowed Other Secured Claim shall receive one of the following treatments, determined at the option of the Debtors or the Liquidation Trustee, as applicable: (i) payment in full in Cash, including interest, to the extent applicable; (ii) delivery of the Collateral securing such Allowed Other Secured Claim to the holder of such Claim; or (iii) such other treatment as may be agreed to by the holder of such Claim and the Debtors or the Liquidation Trustee, as applicable.
(c)    Voting: Class 2 is Unimpaired and the holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.
3.3.3    Class 3—First Lien Claims.
(a)    Classification: Class 3 consists of the First Lien Claims.
(b)    Treatment: On the Initial Distribution Date, to the extent not already satisfied, in full satisfaction, settlement, release, and discharge of, and in exchange for each First Lien Claim, each holder of an Allowed First Lien Claim shall receive payment in full in Cash. For the avoidance of doubt, and to the extent not already satisfied, the First Lien Claims are Allowed Claims.
(c)    Voting: Class 3 is Unimpaired and the holders of Allowed First Lien Claims are conclusively presumed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f). Therefore, holders of Allowed First Lien Claims are not entitled to vote to accept or reject the Plan.

3.3.4    Class 4—Second Lien Secured Claims.
Classification: Class 4 consists of the Second Lien Secured Claims.
(a)    The Second Lien Secured Claims shall be Allowed in an aggregate amount not less than $[ ] and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, crossclaims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.
(b)    Treatment: On the Initial Distribution Date, in full satisfaction, settlement, release, and discharge of, and in exchange for its respective Second Lien Secured Claim, Adequate Protection Claim, and Second Lien Diminution Claim3, each holder of an Allowed Second Lien Secured Claim shall receive its pro rata share of the Second Lien Plan Consideration.
(c)    Voting: Class 4 is Impaired and the holders of Allowed Second Lien Secured Claims are entitled to vote to accept or reject the Plan.
3.3.5    Class 5—General Unsecured Claims.
(a)    Classification: Class 5 consists of the General Unsecured Claims against each Debtor.
(b)    Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, on the first Distribution Date after such Claim becomes an Allowed Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for such Claim, each holder of an Allowed General Unsecured Claim shall receive its pro rata share of the Unsecured Plan Consideration; provided, however, that the Plan Distributions otherwise intended for holders of Subordinated Notes Claims shall be distributed on a pro rata basis to those holders of Allowed Claims entitled to the benefit of subordination under the Subordinated Notes Indenture until such Allowed Claims entitled to the benefit of subordination have been satisfied in full (inclusive of interest thereon).
(c)    Settlement: As part of the global settlement resolving the claims of and against the holders of Second Lien Claims, the holders of Second Lien Claims agree that they will not receive any distribution on account of their Allowed Second Lien Deficiency Claims (including any turnover from the holders of Subordinated Notes Claims)[; provided that such agreement will not extend to any Allowed Unsecured Claim held by an entity (or an affiliate of an entity) that has challenged the terms of any of the settlements contained herein].

[3] The Second Lien Deficiency Claims, Second Lien Adequate Protection Claims, and Second Lien Diminution Claims are being resolved as part of a global settlement under Bankruptcy Rule 9019 set forth herein.

(d)    Voting: Class 5 is Impaired and the holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.
3.3.6    Class 6—510 Claims.
(a)    Classification: Class 6 consists of all 510 Claims.
(b)    Treatment: Holders of 510 Claims shall not receive any Plan Distributions on account of such Claims.
(c)    Voting: Class 6 is Impaired and the holders of 510 Claims are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of 510 Claims are not entitled to vote to accept or reject the Plan.
3.3.7    Class 7—Intercompany Interests.
(a)    Classification: Class 7 consists of all Intercompany Interests.
(b)    Treatment: On the Effective Date, all Intercompany Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no Plan Distributions to the holders of Intercompany Interests.
(c)    Voting: Class 7 is Impaired and the holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.
3.3.8    Class 8—Non-Intercompany Interests.
(a)    Classification: Class 8 consists of all Non-Intercompany Interests.
(b)    Treatment: On the Effective Date, all Non-Intercompany Interests shall be deemed cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no Plan Distributions to the holders of Non-Intercompany Interests.
(c)    Voting: Class 8 is Impaired and the holders of Non-Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code section 1126(g). Therefore, holders of Non-Intercompany Interests are not entitled to vote to accept or reject the Plan.

ARTICLE 4.

ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS
4.1    Classes Entitled To Vote.
Classes 4 and 5 are Impaired and are entitled to vote to accept or reject the Plan. By operation of law, Classes 1, 2, and 3 are Unimpaired and are deemed to have accepted the Plan and, therefore, are not entitled to vote. By operation of law, Classes 6, 7, and 8 are deemed to have rejected the Plan and are not entitled to vote.
4.2    Tabulation of Votes on a Non-Consolidated Basis.
All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies Bankruptcy Code sections 1129(a)(8) and (10). Notwithstanding the foregoing, the Debtors reserve the right to seek to substantively consolidate any two or more Debtors; provided, however, that such substantive consolidation does not materially and adversely impact the amount of the Plan Distributions to any Person.
4.3    Acceptance by Impaired Classes.
An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any holder designated under Bankruptcy Code section 1126(e), (a) the holders of at least two-thirds (2/3) in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.
4.4    Elimination of Vacant Classes.
To the extent applicable, any Class that does not contain any Allowed Claims, Allowed Interests, or Claims or Interests temporarily allowed for voting purposes under Bankruptcy Rule 3018 as of the date of commencement of the Confirmation Hearing, for all Debtors or with respect to any particular Debtor, shall be deemed to have been eliminated from the Plan for all Debtors or for such particular Debtor, as applicable, for purposes of (a) voting to accept or reject the Plan and (b) determining whether such Class has accepted or rejected the Plan pursuant to Bankruptcy Code section 1129(a)(8).
4.5    Deemed Acceptance If No Votes Cast.
If no holders of Claims or Interests eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of Claims or Interests in such Class.
4.6    Confirmation Pursuant to Bankruptcy Code Section 1129(b) or “Cramdown.”
Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified and amended from time to time, under Bankruptcy Code section 1129(b) with respect to such Classes. Subject to Sections 13.3 and 13.4 of the Plan, the Debtors

reserve the right, in consultation with the Consultation Parties, (i) to alter, amend, modify, revoke, or withdraw the Plan or any Plan Document to satisfy the requirements of Bankruptcy Code section 1129(b), if necessary and (ii) to request confirmation of the Plan, as it may be modified, supplemented, or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.
ARTICLE 5.
MEANS FOR IMPLEMENTATION
5.1    Corporate Existence.
5.1.1    Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided for under the Plan involving the corporate structure of the Debtors will be deemed authorized and approved without any requirement of further action by the Debtors, the Debtors’ shareholders or the Debtors’ board of directors. On the Effective Date, to the extent not otherwise distributed to the holders of Allowed Claims or otherwise provided for in the Plan, each Debtor’s assets will be transferred to the Liquidation Trust, which will liquidate and monetize such assets and make distributions to holders of Allowed Claims pursuant to the terms of the Plan.
5.1.2    To the extent not used in the transfer of Liquidation Trust Assets and not completed prior to the Effective Date, the Debtors (and their respective boards of directors) will dissolve as of the Effective Date, and are authorized to dissolve or terminate the existence of wholly owned non-Debtor subsidiaries following the Effective Date as well as any remaining health, welfare or benefit plans. For the avoidance of doubt, once all assets of a Debtor have been transferred to the Liquidation Trust, the applicable Debtor or the Liquidation Trustee, as applicable, will take all necessary steps to dissolve such Debtor.
5.2    Closing of the Debtors’ Chapter 11 Cases.
When (i) all Disputed Claims filed against a Debtor have become Allowed Claims or have been disallowed by Final Order, (ii) all Liquidation Trust Assets that were assets of such Debtor have been liquidated and the proceeds thereof distributed in accordance with the terms of the Plan and (iii) all other actions required to be taken by the Liquidation Trust under the Plan and the Liquidation Trust Agreement have been taken, the Liquidation Trust shall seek authority from the Bankruptcy Court to close such Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.
5.3    Plan Funding.
The Plan Distributions to be made in Cash under the terms of the Plan shall be funded from: the Debtors’ Cash on hand, including but not limited to (a) the Investment Account Cash, and (b) the Sale Proceeds.

5.4    Settlement of Intercompany Matters.
On the Effective Date, pursuant to Bankruptcy Code section 1123(b)(3)(A) and Bankruptcy Rule 9019, each Debtor and their respective successors and assigns hereby waives, releases, and discharges each other and all of their respective successors from any and all Intercompany Claims amongst and between any or all of the Debtors. Such waiver, release, and discharge shall be effective as a bar to all actions, Causes of Action, suits, Claims, Liens, or demands of any kind with respect to any Intercompany Claim amongst or between any or all of the Debtors.
5.5    Monetization of Assets.
The Liquidation Trustee shall, in an expeditious but orderly manner, monetize and convert the Liquidation Trust Assets to Cash and make timely distributions to the Liquidation Trust Beneficiaries in accordance with the Plan. In so doing, the Liquidation Trustee shall exercise its reasonable business judgment to maximize recoveries. The Liquidation Trustee shall have no liability to any party for the outcome of its decisions in this regard.
5.6    Books and Records.
Books and records for each Debtor shall be maintained by the Liquidation Trustee to the extent necessary for the administration of the Liquidation Trust. For the avoidance of doubt, to the extent the Debtors’ books and records are not necessary for the administration of the Liquidation Trust, such books and records may be destroyed or abandoned without further order of the Bankruptcy Court as determined appropriate by the Liquidation Trustee.
5.7    Reporting Duties.
The Liquidation Trustee shall be responsible for filing informational returns on behalf of the Debtors and the Liquidation Trust and paying any tax liability of the Debtors and the Liquidation Trust. Additionally, the Liquidation Trustee shall file (or cause to be filed) any other statements, returns, reports, or disclosures relating to the Debtors or the Liquidation Trust that are required by any governmental unit or applicable law.
5.8    Tax Obligations.
The Liquidation Trustee shall have the powers of administration regarding all of the Debtors’ and the Liquidation Trust’s tax obligations, including filing of returns. The Liquidation Trustee shall (i) endeavor to complete and file, within 120 days after the Effective Date, each Debtor’s final federal, state, and local tax returns, (ii) request, if necessary, an expedited determination of any unpaid tax liability of the Debtors or their Estates under Bankruptcy Code section 505(b) for all taxable periods of the Debtors ending after the Petition Date through the dissolution of the Liquidation Trust as determined under applicable tax laws, and (iii) represent the interests and accounts of the Liquidation Trust or the Debtors’ Estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

5.9    Cancellation of Existing Securities and Agreements.
Except for the purpose of evidencing a right to distribution under the Plan and except as otherwise set forth in the Plan, on the Effective Date, all notes, stock, agreements, instruments, certificates, and other documents evidencing any Claim against or Interest in the Debtors shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be fully released. Notwithstanding the foregoing, each of the Indentures shall continue in effect solely for the purposes of, as applicable: (a) allowing holders of Allowed Class 4 and Class 5 Claims to receive distributions under the Plan; (b) allowing holders of Allowed Class 5 Claims to enforce the subordination provisions in the Subordinated Notes Indenture; and (c) allowing and preserving the rights of the Indenture Trustees to (i) make distributions in satisfaction of Allowed Class 4 and 5 Claims, (ii) maintain and exercise their respective charging liens against any such distributions, (iii) seek compensation and reimbursement for any reasonable and documented fees and expenses incurred in making such distributions, (iv) maintain and enforce any right to indemnification under the applicable Indentures, (v) exercise their rights and obligations relating to the interests of their holders pursuant to the applicable Indentures, and (vi) appear in these Chapter 11 Cases.
5.10    Surrender of Cancelled Instruments or Securities.
As a condition precedent to receiving any distribution on account of its Allowed Claim, each record holder of Second Lien Notes, Senior Notes or Subordinated Notes shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentation shall be deemed to be cancelled pursuant to this Section 5.10 except as otherwise provided herein. The Indenture Trustees may (but shall not be required to) request that registered holders of Second Lien Notes, Senior Notes or Subordinated Notes surrender their notes for cancellation to the extent such notes are certificated.
5.11    Indemnification Obligations.
The Debtors shall assume and assign to the Liquidation Trust their indemnification obligations to current and former directors and officers of the Company, which shall in no way affect the rights and obligations of the insureds under the “tail” directors and officers insurance coverage purchased pre-petition.
5.12    Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes.
5.12.1    The Debtors or the Liquidation Trustee, subject to the terms of the Liquidation Trust Agreement, as applicable, may take all actions to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant thereto. The secretary of each Debtor or the Liquidation Trustee shall be authorized to certify or attest to any of the foregoing actions.
5.12.2    Before, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect before, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers, or partners of the Debtors or the need for any approvals, authorizations, actions or consents.
5.12.3    To the extent permitted by Bankruptcy Code section 1146(a), any post-Confirmation Date transfer from a Debtor to any Person pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (a) the issuance, distribution, transfer or exchange of any debt, equity security or other interest in the Debtors; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest; (c) the making, assignment or recording of any lease or sublease; or (d) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, in each case to the extent permitted by applicable law, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the transfer of the Liquidation Trust Causes of Action to the Liquidation Trust and (ii) any sale or other transfer of the Debtors’ assets in connection with the orderly liquidation of such assets, as contemplated by the Plan.
5.13    Comprehensive Settlement of Claims and Controversies.
Pursuant to Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided in the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (a) in the best interest of the Debtors, the Estates, and their property and stakeholders; and (b) fair, equitable, and reasonable.
For the avoidance of doubt, the settlements under Bankruptcy Rule 9019 embodied herein and approved through entry of the Confirmation Order include the compromise and settlement of all Claims and controversies by and among the Committee, the Second Lien Agent, Second Lien Indenture Trustee, Second Lien Lenders, and Second Lien Noteholders. More specifically, the settlement among these parties fully settles all of the outstanding issues between the Committee, the Second Lien Agent, the Second Lien Indenture Trustee, the Second Lien Lenders, and the Second Lien Noteholders in these Chapter 11 Cases, including, without limitation, the calculation of the Adequate Protection Claims, the Second Lien Diminution Claims, the allocation of proceeds from all sales of the Debtors’ assets, and all remaining counts asserted by the Committee in its adversary proceeding. Pursuant to the settlement, all matters among these parties will be finally and fully resolved and all litigation related thereto will be dismissed with prejudice.
ARTICLE 6.
PROCEDURES FOR RESOLVING CLAIMS
6.1    Allowance of Claims.
After the Effective Date, the Liquidation Trustee shall have and retain any and all rights and defenses, including rights of setoff, that the Debtors had with respect to any Claim. Except as expressly provided in the Plan or in any order entered in the Debtors’ Chapter 11 Cases before the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed an Allowed Claim under the Plan or the Bankruptcy Code or a Final Order has been entered allowing such Claim, including, without limitation, the Confirmation Order.
6.2    Objections to Claims.
6.2.1    After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Liquidation Trustee, shall have the exclusive authority to file objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims. From and after the Effective Date, the Liquidation Trustee may settle or compromise any Disputed Claim without any further notice to or action, order, or approval of the Bankruptcy Court. The Liquidation Trustee shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court.
6.2.2    Any objections to Claims (other than Administrative Expense Claims) shall be served and filed on or before the later of: (a) the date that is 180 days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Liquidation Trustee, unless the Person seeking to file such untimely Claim has received the Bankruptcy Court’s authorization to do so.
6.3    Estimation of Claims.
6.3.1    After the Confirmation Date, but before the Effective Date, the Debtors, and after the Effective Date, the Liquidation Trustee, may request that the Bankruptcy Court estimate any Claim, pursuant to Bankruptcy Code section 502(c), regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time (including during the pendency of any appeal with respect to the allowance or disallowance of such Claims).

6.3.2    In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute either the amount of such Allowed Claim or a maximum limitation on the amount of such Allowed Claim. If the estimated amount constitutes a maximum limitation on such Allowed Claim, the Debtors or the Liquidation Trustee, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate Plan Distribution on account of such Claim. Notwithstanding Bankruptcy Code section 502(j), in no event shall any holder of a Claim that has been estimated pursuant to Bankruptcy Code section 502(c) or otherwise be entitled to seek reconsideration of such estimation unless such holder has filed a motion requesting the right to seek such reconsideration on or before fourteen (14) days after the date on which such Claim is estimated. All of the Claims objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved, or withdrawn by any mechanism approved by the Bankruptcy Court.
ARTICLE 7.
PROVISIONS GOVERNING DISTRIBUTIONS
7.1    Satisfaction of Claims.
Unless otherwise provided in the Plan, any Plan Distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction, and discharge of such Allowed Claims. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims; provided, however, that in no case shall the aggregate value of all property received or retained under the Plan (or from third parties) by a holder of an Allowed Claim exceed 100% of such holder’s underlying Allowed Claim plus any post-petition interest on such Claim, to the extent such interest is permitted by Section 7.6 of the Plan.
7.2    Distributions on Account of Claims Allowed as of the Effective Date.
Except as otherwise provided in the Plan or by Final Order, the Liquidation Trustee shall make initial distributions under the Plan on account of Claims that are Allowed Claims as of the Effective Date on the Initial Distribution Date.
7.3    Distributions on Account of Claims Allowed After the Effective Date.
7.3.1    Except as otherwise provided in the Plan or by Final Order, Plan Distributions on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made on the Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim.
7.3.2    Notwithstanding any other provision herein, no partial payments and no partial Plan Distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. Furthermore, without a separate order of the Bankruptcy Court, no Plan Distributions shall be made to a claimant from whom property is recoverable under section 542, 543, 550, or 553 until such claimant has paid the amount or returned the property for which it is liable.
7.4    Delivery of Plan Distributions.
7.4.1    Distribution Record Date.
As of the close of business on the Distribution Record Date, the Claims Register shall be closed and the Disbursing Agent shall be authorized and entitled to recognize only those record holders listed on the claims register as of the date thereof. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any cure amounts or any cure disputes in connection with the assumption and assignment of the Debtors’ executory contracts and unexpired leases, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.
7.4.2    Address for Plan Distributions.
Plan Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate Indenture Trustee at (a) the addresses of such holders on the books and records of the Debtors or their agent; or (b) the addresses in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses on any filed proofs of Claim or transfers of Claim filed with the Bankruptcy Court.
7.4.3    Distributions on Account of Claims Administered by Indenture Trustees or Agent; Delivery of Plan Distributions to Indenture Trustees.
In the case of holders of Claims whose Claims are governed by an agreement and administered by an Indenture Trustee or Agent, the respective Indenture Trustee or Agent shall be deemed to be the holder of such Claims for purposes of Plan Distributions to be made hereunder. The Disbursing Agent shall make all distributions on account of such Claims to the Indenture Trustees or Agents. Each Indenture Trustee and Agent shall, at its option, hold or direct such Plan Distributions for the beneficial holders of such Allowed Claims, as applicable; provided, however, that each Indenture Trustee or Agent shall retain all rights under its respective agreement in connection with delivery of Plan Distributions to the beneficial holders of such Allowed Claims; provided, further, that the Debtors’ and the Liquidation Trustee’s obligations to make Plan Distributions pursuant to the Plan shall be deemed satisfied upon delivery of Plan Distributions to each Indenture Trustee or Agent. The Indenture Trustees or Agents shall not be required to give any bond, surety, or other security for the performance of their duties with respect to such distributions.
7.4.4    Setoffs.
In the event that the value of a Debtor’s claim, right or Cause of Action against a particular claimant is undisputed, resolved by settlement, or has been adjudicated by Final Order of any court, the

Liquidation Trustee may set off such undisputed, resolved, or adjudicated amount against any Plan Distributions that would otherwise become due to such claimant. Neither the failure to effectuate such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Liquidation Trustee of any claims, rights, or Causes of Action that the Debtors or the Liquidation Trust may possess against such claimant.
7.4.5    De Minimis and Fractional Plan Distributions.
Notwithstanding anything herein to the contrary, the Liquidation Trustee or Disbursing Agent shall not be required to make on account of any Allowed Claim (a) partial Plan Distributions or payments of fractions of dollars or (b) any Plan Distribution if the amount to be distributed is less than $50.00. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. Any funds so withheld and not distributed shall be held in reserve and distributed in subsequent distributions. Notwithstanding the foregoing, all Cash shall be distributed in the final distribution of the Liquidation Trust.
7.4.6    Undeliverable Plan Distributions.
If any Plan Distribution to any holder is returned as undeliverable, no further distributions to such holder shall be made unless and until the Liquidation Trustee has been notified of the then-current address of such holder, at which time such Plan Distribution shall be made as soon as reasonably practicable thereafter without interest, dividends, or accruals of any kind; provided, however, that such distributions shall be deemed unclaimed property under Bankruptcy Code section 347(b) and forfeited at the expiration of the later of six (6) months from (i) the Effective Date and (ii) the first Distribution Date after such holder’s Claim first becomes an Allowed Claim. After such date, all “unclaimed property” or interests in property shall revert to the Liquidation Trust (notwithstanding any otherwise applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary) for redistribution in accordance with the terms of the Plan and the Liquidation Trust Agreement, and the Claim of any holder to such property or interest in property shall be forever barred, estopped, and enjoined from asserting any Claim against any of the Debtors, the Estates, the Liquidation Trust, or the Liquidation Trustee. Nothing contained herein shall require the Liquidation Trustee to attempt to locate any holder of an Allowed Claim.
7.4.7    Failure To Present Checks.
Any check issued by the Liquidation Trust or the Disbursing Agent on account of an Allowed Claim shall be null and void if not negotiated within 120 days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Liquidation Trust by the holder of the relevant Allowed Claim with respect to which such check originally was issued. If any holder of an Allowed Claim holding an un-negotiated check does not request reissuance of that check within six (6) months after the date the check was mailed or otherwise delivered to the holder, that Allowed Claim shall be released and the holder thereof shall be forever barred, estopped, and enjoined from asserting any Claim against any of the Debtors, the Liquidation Trust or the Liquidation Trustee. In such cases, any Cash held for payment on account of such Claims shall be property of the

Liquidation Trust, free of any Claims of such holder with respect thereto, and shall be redistributed to the other holders of Allowed Claims in accordance with the Plan and Liquidation Trust Agreement.
7.5    Claims Paid or Payable by Third Parties.
7.5.1    Claims Paid by Third Parties.
To the extent the holder of a Claim receives payment on account of such Claim from a party that is not a Debtor or the Liquidation Trust, the Liquidation Trustee shall reduce the Claim (in full or to the extent of payment by the third party), and such Claim shall be disallowed to the extent of payment from such third party without an objection to such Claim having to be filed and without further notice to, action, order or approval of the Bankruptcy Court. Further, to the extent a holder of a Claim receives a Plan Distribution on account of such Claim and receives payment from a party that is not a Debtor or the Liquidation Trust on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the Liquidation Trustee, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such Plan Distribution. The failure of such holder to timely repay or return such Plan Distribution shall result in such holder owing the Liquidation Trust annualized interest at the federal judgment rate on such amount owed for each Business Day after the fourteen-day (14-day) grace period specified above until such amount is repaid.
7.5.2    Claims Payable by Insurance.
Holders of Claims that are covered by the Debtors’ insurance policies shall seek payment of such Claims from applicable insurance policies, provided that the Debtors and the Liquidation Trust, as applicable, shall have no obligation to pay any amounts in respect of pre-petition deductibles or self-insured retention amounts. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policies. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the Debtors or the Liquidation Trustee, as applicable, may direct the Claims Agent to expunge the applicable portion of such Claim from the Claims Register without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
7.5.3    Applicability of Insurance Policies.
Distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Except as otherwise, released, enjoined, or exculpated under article 11 of this Plan against the Released Parties and the Exculpated Parties, nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Liquidation Trust, or any Person may hold against any other Person, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

7.6    No Post-Petition Interest on Claims.
Other than as specifically provided in the Plan, the Confirmation Order, the Cash Collateral Order, or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, post-petition interest shall not accrue or be paid on any pre-petition Claim, and no holder of a pre-petition Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.
ARTICLE 8.
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
8.1    Assumption of Executory Contracts and Unexpired Leases.
On the Effective Date, the Debtors shall assume only the Executory Contracts and Unexpired Leases listed on the Schedule of Assumed Contracts and Leases. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in this Section 8.1 pursuant to Bankruptcy Code sections 365 and 1123 as of the Effective Date. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of such Executory Contract or Unexpired Lease, including objecting to the proposed cure amount related thereto, will be deemed to have consented to such assumption and agreed to the specified cure amount.
8.2    Rejection of Executory Contracts and Unexpired Leases.
8.2.1    Each Executory Contract and Unexpired Lease shall be deemed automatically rejected in accordance with the provisions of Bankruptcy Code sections 365 and 1123 as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (a) is listed on the Schedule of Assumed Contracts and Leases, (b) is listed on the Schedule of Contracts and Leases Neither Assumed Nor Rejected, or (c) is otherwise assumed pursuant to the terms herein; provided, however, that any Executory Contracts or Unexpired Leases that are the subject of a separate motion to assume or reject under Bankruptcy Code section 365 pending on the Effective Date shall be treated as provided in the Final Order resolving such motion. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Section 8.2 pursuant to Bankruptcy Code sections 365 and 1123 as of the Effective Date. The Debtors reserve the right to amend the Schedule of Assumed Contracts and Leases at any time before the Effective Date.
8.2.2    Non-Debtor parties to Executory Contracts or Unexpired Leases that are deemed rejected as of the Effective Date shall have the right to assert any Claim on account of the rejection of such Executory Contracts or Unexpired Leases, including Claims under Bankruptcy Code section 503; provided that such Claims must be filed in accordance with the procedures set forth in Section 8.3 of the Plan.
8.3    Claims Based on Rejection of Executory Contracts or Unexpired Leases.
8.3.1    All Claims arising from the rejection of Executory Contracts or Unexpired Leases must be filed with the Claims Agent according to the procedures established for the filing of proof of claim or before the later of (i) the applicable Bar Date and (ii) thirty (30) days after the entry of the order approving the rejection of such Executory Contract or Unexpired Lease. All Claims arising from the rejection of Executory Contracts or Unexpired Leases that are evidenced by a timely filed proof of claim, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 3.3.5 of the Plan, all such Claims shall be discharged as of the Effective Date, and shall not be enforceable against the Debtors, the Estates, the Liquidation Trust, or their respective properties or interests in property.
8.3.2    Any Person that is required to file a proof of claim arising from the rejection of an Executory Contract or Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Estates, the Liquidation Trust, or their respective properties or interests in property, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.
8.4    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
8.4.1    Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contract or Unexpired Lease may agree. In the event of a dispute regarding (i) the amount of any payments to cure such a default, (ii) the ability of the Liquidation Trustee or any assignee to provide “adequate assurance of future performance” within the meaning of Bankruptcy Code section 365 under the Executory Contract or Unexpired Lease to be assumed, or (iii) any other matter pertaining to the proposed assumption, the cure payments required by Bankruptcy Code section 365(b)(1) shall be made following the entry of a Final Order resolving the dispute and approving the assumption.
8.4.2    No later than twenty (20) days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule setting forth the proposed cure amount, if any, for each Executory Contract and Unexpired Lease to be assumed pursuant to Section 8.1 of the Plan, and serve such schedule on each applicable counterparty, together with procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to the proposed assumption of an Executory Contract or Unexpired Lease or related cure amount must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption or cure amount will be deemed to have consented to such assumption and agreed to the specified cure amount.
ARTICLE 9.
LIQUIDATION TRUST
9.1    Generally.
On the Effective Date, the Liquidation Trust shall be established and become effective for the benefit of Liquidation Trust Beneficiaries. The powers, authority, responsibilities, and duties of the

Liquidation Trust and the Liquidation Trustee are set forth in and shall be governed by the Plan and the Liquidation Trust Agreement. The Liquidation Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, without limitation, any and all provisions necessary to ensure the continued treatment of the Liquidation Trust as a grantor trust and the Liquidation Trust Beneficiaries as the grantors and owners thereof for federal income tax purposes. The Debtors shall transfer, without recourse, to the Liquidation Trust all of their right, title, and interest in the Liquidation Trust Assets. Upon the transfer by the Debtors of the Liquidation Trust Assets to the Liquidation Trust, the Debtors will have no reversionary or further interest in or with respect to the Liquidation Trust Assets or the Liquidation Trust.
9.2    Purposes and Establishment of the Liquidation Trust.
9.2.1    On the Effective Date, the Liquidation Trust shall be established pursuant to the Liquidation Trust Agreement for the purposes of liquidating and administering the Liquidation Trust Assets and making distributions on account thereof as provided for under the Plan. The Liquidation Trust is intended to qualify as a liquidation trust pursuant to Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or any other business, except to the extent reasonably necessary to, and consistent with, the purpose of the Liquidation Trust. The Liquidation Trust shall not be deemed a successor-in-interest of the Debtors for any purpose other than as specifically set forth herein or in the Liquidation Trust Agreement.
9.2.2    On the Effective Date, the Liquidation Trustee, on behalf of the Debtors, shall execute the Liquidation Trust Agreement and shall take all other steps necessary to establish the Liquidation Trust pursuant to the Liquidation Trust Agreement and consistent with the Plan.
9.3    Liquidation Trust Assets.
9.3.1    On the Effective Date, and in accordance with Bankruptcy Code sections 1123 and 1141 and pursuant to the terms of the Plan, all title and interest in all of the Liquidation Trust Assets, as well as the rights and powers of each Debtor in such Liquidation Trust Assets, shall automatically vest in the Liquidation Trust, free and clear of all Claims and Interests for the benefit of the Liquidation Trust Beneficiaries. Upon the transfer of the Liquidation Trust Assets, the Debtors shall have no interest in or with respect to the Liquidation Trust Assets or the Liquidation Trust. Notwithstanding the foregoing, for purposes of Bankruptcy Code section 553, the transfer of the Liquidation Trust Assets to the Liquidation Trust shall not affect the mutuality of obligations which otherwise may have existed prior to the effectuation of such transfer. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax, pursuant to Bankruptcy Code section 1146(a). In connection with the transfer of such assets, any attorney client privilege, work product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Liquidation Trust shall vest in the Liquidation Trust and its representatives, and the Debtors and the Liquidation Trustee are directed to take all necessary actions to effectuate the transfer of such privileges. The Liquidation Trustee shall agree to accept and hold the Liquidation Trust Assets in the Liquidation Trust for the benefit of the Liquidation Trust Beneficiaries, subject to the terms of the Plan and the Liquidation Trust Agreement.

9.3.2    The Debtors, the Liquidation Trustee, the Liquidation Trust Beneficiaries, and any party under the control of such parties will execute any documents or other instruments and shall take all other steps as necessary to cause title to the Liquidation Trust Assets to be transferred to the Liquidation Trust.
9.4    Valuation of Assets.
9.4.1    As soon as practicable after the establishment of the Liquidation Trust, the Liquidation Trustee shall determine the value of the assets transferred to the Liquidation Trust, and the Liquidation Trustee shall apprise, in writing, the Liquidation Trust Beneficiaries of such valuation. The valuation shall be used consistently by all parties (including the Liquidation Trustee and Liquidation Trust Beneficiaries) for all federal income tax purposes.
9.4.2    In connection with the preparation of the valuation contemplated by the Plan and the Liquidation Trust Agreement, the Liquidation Trust shall be entitled to retain such professionals and advisors as the Liquidation Trust shall determine to be appropriate or necessary, and the Liquidation Trustee shall take such other actions in connection therewith as it determines to be appropriate or necessary. The Liquidation Trust shall bear all of the reasonable costs and expenses incurred in connection with determining such value, including the fees and expenses of any professionals retained in connection therewith.
9.5    Appointment of the Liquidation Trustee.
On the Effective Date and in compliance with the provisions of the Plan and the Liquidation Trust Agreement, the Debtors shall appoint a person or firm as Liquidation Trustee that is reasonably acceptable to the Consultation Parties. The salient terms of the Liquidation Trustee’s employment, including the Liquidation Trustee’s duties and compensation, to the extent not set forth in the Plan, shall be set forth in the Liquidation Trust Agreement or the Confirmation Order.
9.6    Duties and Powers of the Liquidation Trustee.
9.6.1    Authority.
The duties and powers of the Liquidation Trustee shall include all powers necessary to implement the Plan with respect to all Debtors and monetize the Liquidation Trust Assets, including, without limitation, the duties and powers listed herein. The Liquidation Trustee will administer the Liquidation Trust in accordance with the Liquidation Trust Agreement. The Liquidation Trustee shall, in an expeditious but orderly manner, liquidate and convert to Cash the Liquidation Trust Assets, make timely Plan Distributions, and not unduly prolong the duration of the Liquidation Trust.
9.6.2    Claims and Causes of Action.
The Liquidation Trustee may object to, seek to estimate, seek to subordinate, compromise, or settle any and all Claims against the Debtors and Causes of Action of the Debtors that have not already been deemed Allowed Claims as of the Effective Date. The Liquidation Trustee shall have the absolute right to pursue or not to pursue any and all Liquidation Trust Assets as it determines in the best interests of the Liquidation Trust Beneficiaries, and consistent with the purposes of the Liquidation Trust, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. Liquidation Trust Causes of Action may only be prosecuted or settled by the Liquidation Trustee, in its sole discretion. The Liquidation Trust Causes of Action will be transferred to the Liquidation Trust on the Effective Date.
9.6.3    Retention of Professionals.
The Liquidation Trustee may enter into employment agreements and retain professionals to pursue the Liquidation Trust Causes of Action and otherwise advise the Liquidation Trustee and provide services to the Liquidation Trust in connection with the matters contemplated by the Plan, the Confirmation Order, and the Liquidation Trust Agreement without further order of the Bankruptcy Court. Unless an alternative fee arrangement has been agreed to (either by order of the Bankruptcy Court or with the consent of the Liquidation Trustee), professionals retained by the Liquidation Trustee shall be compensated from the proceeds of the Liquidation Trust Assets.
9.6.4    Distributions; Withholding.
As described in article 7 herein, the Liquidation Trustee shall make distributions to the Liquidation Trust Beneficiaries in accordance with the terms of the Liquidation Trust Agreement and the Plan. The Liquidation Trustee may withhold from amounts otherwise distributable to any entity any and all amounts, determined in the Liquidation Trustee’s sole discretion, required by the Liquidation Trust Agreement, any law, regulation, rule, ruling, directive, treaty, or other governmental requirement. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any taxes imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution. The Liquidation Trustee or the Disbursing Agent, as applicable, may require, as a condition to the receipt of a Plan Distribution, that the holder complete the appropriate Form W-8 or Form W-9, as applicable to each holder. If the holder fails to comply with such a request within 180 days, such distribution shall be deemed an unclaimed distribution and treated in accordance with Section 7.4.6 herein. Further, the Allowed Claim of any such holder shall be deemed released and the holder thereof shall be forever barred, estopped, and enjoined from asserting any Claim against any of the Debtors, the Liquidation Trust or the Liquidation Trustee.
9.6.5    Reasonable Fees and Expenses.
The Liquidation Trustee may incur any reasonable and necessary expenses in connection with the performance of its duties under the Plan, including in connection with retaining professionals and/or entering into agreements pursuant to Sections 9.6.3 and 9.6.9 hereof. The Liquidation Trustee shall be paid from the proceeds of the Liquidation Trust Assets.

9.6.6    Investment Powers.
The right and power of the Liquidation Trustee to invest the Liquidation Trust Assets, the proceeds thereof, or any income earned by the Liquidation Trust shall be limited to the right and power to invest in such assets only in Cash and U.S. Government securities as defined in section 2(a)(16) of the Investment Company Act of 1940, as amended; provided, however, that (a) the scope of any such permissible investments shall be further limited to include only those investments that a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d) may be permitted to hold and (b) the Liquidation Trustee may expend the Liquidation Trust Assets (i) as reasonably necessary to meet contingent liabilities and maintain the value of the Liquidation Trust Assets during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Liquidation Trust or reasonable fees and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Liquidation Trust (or to which the Liquidation Trust Assets are otherwise subject) in accordance with the Plan or the Liquidation Trust Agreement.
9.6.7    Liquidation Trustee’s Tax Power for Debtors.
As described in Section 5.7 of the Plan, following the Effective Date, the Liquidation Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all tax returns required to be filed or that the Liquidation Trustee otherwise deems appropriate. In the event that the Liquidation Trust shall fail or cease to qualify as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), the Liquidation Trustee shall take any and all necessary actions as it shall deem appropriate to have the Liquidation Trust classified as a partnership for federal tax purposes under Treasury Regulation section 301.7701-3, including, if necessary, creating or converting the Liquidation Trust into a Delaware limited liability partnership or limited liability company that is so classified.
9.6.8    Insurance.
The Liquidation Trustee will maintain customary insurance coverage for the protection of the Liquidation Trustee on and after the Effective Date.
9.6.9    Agreements and Other Actions.
The Liquidation Trustee may enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ and Liquidation Trust’s obligations thereunder. The Liquidation Trustee may take all other actions not inconsistent with the provisions of the Plan and the Liquidation Trust Agreement that the Liquidation Trustee deems reasonably necessary or desirable with respect to administering the Plan.
9.7    Funding of the Liquidation Trust.
On the Effective Date, the Liquidation Trust Reserve shall be transferred to, and vest in, the Liquidation Trust for purposes of funding the Liquidation Trust. Thereafter, the terms of the Liquidation Trust Agreement shall govern the funding of the Liquidation Trust.

9.8    Exculpation; Indemnification.
The Liquidation Trustee, the Liquidation Trust, the professionals of the Liquidation Trust, and their representatives will be exculpated and indemnified pursuant to the terms of the Liquidation Trust Agreement. The indemnification described in the Liquidation Trust Agreement will exclude willful misconduct and gross negligence. Any indemnification claim of the Liquidation Trustee or the other individuals entitled to indemnification under this subsection shall be satisfied solely from the Liquidation Trust Assets and shall be entitled to a priority distribution therefrom, ahead of any other claim to or interest in such assets. The Liquidation Trustee and its representatives shall be entitled to rely, in good faith, on the advice of their retained professionals.
9.9    Federal Income Tax Treatment of Liquidation Trust.
9.9.1    For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidation Trustee and the Liquidation Trust Beneficiaries) shall treat the transfer of the Liquidation Trust Assets to the Liquidation Trust for the benefit of the Liquidation Trust Beneficiaries, whether their Claims are Allowed on or after the Effective Date as (i) a transfer of the Liquidation Trust Assets (subject to any obligations relating to those assets) directly to the Liquidation Trust Beneficiaries, followed by (ii) the transfer by the Liquidation Trust Beneficiaries to the Liquidation Trust of the Liquidation Trust Assets (other than the Liquidation Trust Assets allocable to any disputed ownership fund) in exchange for interests in Liquidation Trust. Accordingly, the Liquidation Trust Beneficiaries shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Liquidation Trust Assets (other than such Liquidation Trust Assets as are allocable to any disputed ownership fund). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.
9.9.2    Subject to contrary definitive guidance from the Internal Revenue Service or a court of competent jurisdiction (including the receipt by the Liquidation Trustee of a private letter ruling if the Liquidation Trustee so requests, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidation Trustee), the Liquidation Trustee may (A) timely elect to treat any Disputed Claims reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Liquidation Trustee, the Debtors and the Liquidation Trust Beneficiaries) shall report for U.S. federal, state and local income tax purposes consistently with the foregoing.
9.10    Tax Reporting.
9.10.1    The Liquidation Trustee shall file tax returns for the Liquidation Trust treating the Liquidation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 9.10. The Liquidation Trustee also will annually send to each Liquidation Trust Beneficiary a separate statement setting forth the Liquidation Trust Beneficiary’s share of items of income, gain, loss, deduction or credit (including the receipts and expenditures of the Liquidation Trust) as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns. The Liquidation Trustee shall also file (or cause to be filed) any other statement, return or disclosure relating to the Liquidation Trust that is required by any governmental unit.
9.10.2    The valuation of the Liquidation Trust Assets prepared pursuant to Section 9.4 of the Plan shall be used consistently by all parties (including the Liquidation Trustee and the Liquidation Trust Beneficiaries) for all federal income tax purposes.
9.10.4    The Liquidation Trustee shall be responsible for payment, out of the Liquidation Trust Assets, of any taxes imposed on the Liquidation Trust or the Liquidation Trust Assets, including any disputed ownership fund. In the event, and to the extent, any Cash retained on account of Disputed Claims in a disputed ownership fund is insufficient to pay the portion of any such Taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such Taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims or (ii) to the extent that such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidation Trustee as a result of the resolution of such Disputed Claims.
9.10.5    The Liquidation Trustee may request an expedited determination of Taxes of the Liquidation Trust, including the Disputed Claims Reserve, or the Plan Debtors under section 505(b) of the Bankruptcy Code, for all tax returns filed for, or on behalf of, the Liquidation Trust or the Plan Debtors for all taxable periods through the dissolution of the Liquidation Trust.
9.11    Tax Withholdings by Liquidation Trustee.
The Liquidation Trustee may withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the Liquidation Trust Beneficiaries. All such amounts withheld and paid to the appropriate taxing authority shall be treated as amounts distributed to such Liquidation Trust Beneficiaries for all purposes of the Liquidation Trust Agreement. The Liquidation Trustee shall be authorized to collect such tax information from the Liquidation Trust Beneficiaries (including, without limitation, social security numbers or other tax identification numbers) as it, in its sole discretion, deems necessary to effectuate the Plan, the Confirmation Order and the Liquidation Trust Agreement. In order to receive distributions under the Plan, all Liquidation Trust Beneficiaries will need to identify themselves to the Liquidation Trustee and provide tax information and the specifics of their holdings, to the extent the Liquidation Trustee deems appropriate. This identification requirement may, in certain cases, extend to holders who hold their securities in street name. The Liquidation Trustee may refuse to make a distribution to any Liquidation Trust Beneficiary that fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by a Liquidation Trust Beneficiary, the Liquidation Trustee shall make such distribution to which the Liquidation Trust Beneficiary is entitled, without interest; and, provided, further, that, if the Liquidation Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and the Liquidation Trustee is later held liable for the amount of such withholding, such holder shall reimburse the Liquidation Trustee for such liability.

9.12    Dissolution.
The Liquidation Trust shall be dissolved at such time as (i) all of the Liquidation Trust Assets have been distributed pursuant to the Plan and the Liquidation Trust Agreement, (ii) the Liquidation Trustee determines that the administration of any remaining Liquidation Trust Assets is not likely to yield sufficient additional proceeds to justify further pursuit, or (iii) all distributions required to be made by the Liquidation Trustee under the Plan and the Liquidation Trust Agreement have been made; provided, however, that in no event shall the Liquidation Trust be dissolved later than five (5) years from the Effective Date unless the Bankruptcy Court determines that a fixed period extension (not to exceed two (2) years, including any prior extensions) is necessary to facilitate or complete the recovery and liquidation of the Liquidation Trust Assets. If at any time the Liquidation Trustee determines, in reliance upon such professionals as the Liquidation Trustee may retain, that the expense of administering the Liquidation Trust so as to make a final distribution to the Liquidation Trust Beneficiaries is likely to exceed the value of the remaining Liquidation Trust Assets, the Liquidation Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amount necessary to dissolve the Liquidation Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Tax Code, (B) exempt from U.S. federal income tax under section 501(a) of the Tax Code, (C) not a “private foundation” as defined in section 509(a) of the Tax Code, and (D) that is unrelated to the Debtors, the Liquidation Trust, and any insider of the Liquidation Trustee, and (iii) dissolve the Liquidation Trust.
ARTICLE 10.
CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN
10.1    Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 10.2 of the Plan:
10.1.1    The Disclosure Statement Order shall have been entered, become a Final Order, and remain in full force and effect;
10.1.2    The Confirmation Order shall have been entered, become a Final Order, and remain in full force and effect;
10.1.3    The Plan Documents, including the Plan Supplement, shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein shall have been satisfied or waived pursuant to the terms of such documents or agreements;
10.1.4    All material governmental, regulatory, and third party approvals, authorizations, certifications, rulings, no-action letters, opinions, waivers and consents required in connection with the Plan, if any, shall have been obtained and remain in full force and effect, and there shall exist no Claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the consummation of the Plan; and
10.1.5    The Liquidation Trust shall be established and funded and the Liquidation Trustee shall have been appointed in accordance with the provisions of the Plan and the terms of the Liquidation Trust Agreement.
10.2    Satisfaction and Waiver of Conditions Precedent.
Except as otherwise provided in the Plan, any actions taken on the Effective Date shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. Any of the conditions set forth in Section 10.1 hereof may be waived in whole or part by the Debtors and the Consultation Parties without notice, leave, or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.
10.3    Effect of Non-Occurrence of Conditions to the Effective Date.
If the Effective Date does not occur on or before sixty (60) days after entry of the Confirmation Order, (i) the Confirmation Order shall be vacated, (ii) no Plan Distributions shall be made, (iii) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, (iv) the Debtors’ obligations with respect to Claims and Interests shall remain unchanged, and (v) the Plan shall be null and void in all respects. If the Confirmation Order is vacated pursuant to this Section 0, nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any Debtor or any other Person with respect to any matter set forth in the Plan.
ARTICLE 11.
EFFECT OF CONFIRMATION
11.1    Binding Effect.
Except as otherwise provided in Bankruptcy Code section 1141(d)(3) and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

11.2    Term of Pre-Confirmation Injunctions or Stays.
Unless otherwise provided in the Plan, all injunctions or stays arising prior to the Confirmation Date in accordance with Bankruptcy Code sections 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.
11.3    Debtor Release.
11.3.1    Upon the Effective Date of the Plan, for good and valuable consideration, the adequacy of which is hereby confirmed, pursuant to Bankruptcy Code section 1123(b) and to the fullest extent permitted by applicable law, the Debtors, their Estates and any Person (including the Liquidation Trustee) seeking to exercise the rights of the Debtors or the Debtors’ Estates, including, without limitation, any successor to the Debtors or the Debtors’ Estates or any Estate representative appointed or selected pursuant to Bankruptcy Code section 1123(b)(3) (an “Estate Representative”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and fully discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, judgments, damages, demands, debts, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, their Estates or any Person (including the Liquidation Trustee) seeking to exercise the rights of the Debtors or the Debtors’ Estates, including without limitation, an Estate Representative, would have been entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Documents, and related agreements, settlements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the Debtor Release does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
11.3.2    Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors or their Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
11.4    Third-Party Release.
11.4.1    As of the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and fully discharged the Liquidation Trust and all Released Parties from any and all Claims, Interests, obligations, rights, suits, judgments, damages, demands, debts, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereinafter arising, in law, equity, or otherwise, that such Person would have been entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Documents, and related agreements, settlements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes fraud or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release any post-Effective Date obligations of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any indemnification, exculpation, insurance or advancement of expenses obligations, reimbursement of expenses obligations, obligations arising from the ownership of equity or debt securities or other Interests in the Debtors, or any wages, overtime, bonus or employee benefit (including health, welfare, or retirement benefits) obligations owed to any Releasing Party.
11.4.2    Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good-faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtors and all holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.
11.5    Exculpation and Limitation of Liability.
Except as otherwise specifically provided in the Plan and to the extent not prohibited by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing exculpation shall have no effect on the liability of any Person that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have complied with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan and the Plan Distributions and, therefore, are not and shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such Plan Distributions.
11.6    Injunction Related to Releases and Exculpation.
Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, or Confirmation Order, all entities who have held, hold, or may hold Claims against or Interests in the Debtors are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, their Estates, the Liquidation Trust, the Disbursing Agent, or the Released Parties on account of any such Claims or Interests including, but not limited to: (1) commencing or continuing in any manner any action or other proceeding of any kind; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (3) creating, perfecting, or enforcing any encumbrance of any kind; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors’ Estates or the Liquidation Trust notwithstanding an indication in a proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise; (5) commencing or continuing in any manner any action or other proceeding of any kind that does not comply with or is inconsistent with the Plan, including any right of action against an Exculpated Party for any Exculpated Claim, obligation, Cause of Action, or liability for any Exculpated Claim; and (6) taking any actions to interfere with the implementation or consummation of the Plan; provided, however, that nothing herein shall preclude any entity from exercising rights pursuant to and consistent with the terms of the Plan or the Confirmation Order.
ARTICLE 12.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain the maximum legally permissible jurisdiction over all matters arising out of, and related to the Chapter 11 Cases or the Plan pursuant to, and for purposes of, Bankruptcy Code sections 105(a) and 1142, including, without limitation, jurisdiction to:
12.1.1    allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Administrative Expense Claim, the resolution of any and all objections to the allowance or priority of any Claims and the resolution of any and all issues related to the release of Liens upon payment of a secured Claim;
12.1.2    grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;
12.1.3    determine any and all disputes among creditors with respect to the priority, amount or secured or unsecured status of their Claims;
12.1.4    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to adjudicate and, if necessary, liquidate any Claims arising therefrom; (b) any potential contractual obligation under any assumed Executory Contract or Unexpired Lease; and (c) any dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease, as applicable;
12.1.5    ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;
12.1.6    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
12.1.7    enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan or Disclosure Statement;
12.1.8    resolve any cases, Claims, controversies, suits, disputes, or causes of action that may arise in connection with the occurrence of the Effective Date, confirmation, interpretation, implementation or enforcement of the Plan or the extent of any entity’s obligations incurred in connection with or released under the Plan;
12.1.9    hear and determine all Causes of Action that are pending as of the date hereof or that may be commenced in the future, including, but not limited to, the Liquidation Trust Causes of Action;
12.1.10    issue and enforce injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the Effective Date or the consummation, implementation or enforcement of the Plan, except as otherwise provided in the Plan;
12.1.11    resolve any ambiguities between the Liquidation Trust Agreement and the Plan;
12.1.12    enforce the terms of the Liquidation Trust Agreement and to decide any claims or disputes that may arise or result from, or be connected with, the Liquidation Trust

Agreement, any breach or default under the Liquidation Trust Agreement or the transactions contemplated by the Liquidation Trust Agreement;
12.1.13    resolve any matters related to the Liquidation Trust;
12.1.14    resolve any Disputed Claims;
12.1.15    resolve any cases, controversies, suits, or disputes with respect to the releases, exculpations, and other provisions contained in article 11 of the Plan and enter such orders as may be necessary or appropriate to implement or enforce all such releases, exculpations, and other provisions;
12.1.16    recover all assets of the Debtors and property of the Debtors’ Estates wherever located;
12.1.17    hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;
12.1.18    consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any Bankruptcy Court order, including, without limitation, the Confirmation Order;
12.1.19    enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
12.1.20    resolve any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;
12.1.21    adjudicate any and all disputes arising from or relating to Plan Distributions;
12.1.22    determine requests for the payment of Claims entitled to priority pursuant to Bankruptcy Code section 507, including requests by Professional Persons for payment of accrued professional compensation;
12.1.23    enforce all orders previously entered by the Bankruptcy Court;
12.1.24    hear any other matter not inconsistent with the Bankruptcy Code or related statutory provisions setting forth the jurisdiction of the Bankruptcy Court; and
12.1.25    enter a final decree closing the Chapter 11 Cases.

ARTICLE 13.
MISCELLANEOUS PROVISIONS
13.1    Payment of Indenture Trustees’ Fees.
On the Effective Date, and without the filing of corresponding fee applications with the Bankruptcy Court, any reasonable and documented fees, costs, and expenses incurred by the Indenture Trustees (other than the Second Lien Indenture Trustee) prior to the Effective Date shall be paid, on a pro rata basis, by the Estate in Cash up to the amount of [x], with any excess amount to be paid from the Unsecured Plan Consideration; provided, however, that to receive payment on the Effective Date, the Indenture Trustees (other than the Second Lien Indenture Trustee) shall provide the Debtors with the invoices, as applicable, in no particular format (redacted to remove confidential or privileged information) for which it seeks payment within ten (10) Business Days prior to the Effective Date. To the extent that the Debtors object in writing prior to the expiration of the ten (10) Business Day payment period to any of fees, costs, or expenses of the Indenture Trustees (other than the Second Lien Indenture Trustee), the Debtors shall not be required to pay any disputed portion of such amounts until a resolution of such objection is agreed to by the Debtors or upon a further order by the Bankruptcy Court upon a motion by the applicable Indenture Trustee. Nothing herein shall be deemed to impair, waive, discharge, or negatively impact any charging lien to which the Indenture Trustees (other than the Second Lien Indenture Trustee) may be entitled. Reasonable, documented, and undisputed fees and expenses of the Indenture Trustees related to the implementation of the Plan that are incurred after the Effective Date will be paid in Cash by the Liquidation Trustee from the Unsecured Plan Consideration in a timely manner.
13.2    Dissolution of Committee.
The Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member of the Committee (including each officer, director, employee, agent, consultant, or representative thereof) and each Professional Person retained by the Committee shall be released and discharged from all further authority, duties, responsibilities, and obligations relating to the Debtors and the Chapter 11 Cases; provided, however, that the foregoing shall not apply to any matters concerning any Fee Claims held or asserted by any Professional Persons retained by the Committee.
13.3    Modification of Plan.
The Debtors reserve the right, in consultation with the Consultation Parties, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend, modify, or supplement the Plan before the entry of the Confirmation Order. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims pursuant to the Plan, the Debtors or the Liquidation Trustee, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with Bankruptcy Code section 1127(b) to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Subject to the foregoing, a holder of a Claim that had accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented.
13.4    Revocation or Withdrawal of Plan.
The Debtors reserve the right, in consultation with the Consultation Parties, to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan in accordance with the preceding sentence prior to the Confirmation Date as to any or all of the Debtors, or if confirmation or the Effective Date does not occur with respect to one or more of the Debtors, then, with respect to such Debtors: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtor(s) or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.
13.5    Allocation of Plan Distributions Between Principal and Interest.
To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.
13.6    Severability.
If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall, at the request of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such order by the Bankruptcy Court, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
13.7    Governing Law.
Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under the Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof to the extent such principles would result in the application of the laws of any other jurisdiction.

13.8    Inconsistency.
In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.
13.9    Time.
In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.
13.10    Exhibits.
All exhibits to the Plan are incorporated and are a part of the Plan as if set forth in full in the Plan.
13.11    Notices.
To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by facsimile transmission) and, unless otherwise provided in the Plan, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
QUICKSILVER RESOURCES INC.
801 Cherry St., Suite 3700, Unit 19
Fort Worth, TX 76102
Attn: Glenn Darden, CEO and Vanessa Gomez LaGatta, CFO

-and-
Counsel to the Debtors
AKIN GUMP STRAUSS HAUER & FELD LLP
Charles R. Gibbs (admitted pro hac vice)
Sarah Link Schultz (admitted pro hac vice)
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Telephone: (214) 969-2800
Facsimile: (214) 969-4343

13.12    Filing of Additional Documents.
On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Dated: May 18, 2016
Wilmington, Delaware
Respectfully submitted,

Quicksilver Resources Inc.
on behalf of itself and its affiliated Debtors

By: /s/ Vanessa Gomez LaGatta
Vanessa Gomez LaGatta
Senior Vice President, Chief Financial Officer, and Treasurer

RICHARDS, LAYTON & FINGER, P.A.
Paul N. Heath (DE 3704)
Amanda R. Steele (DE 5530)
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

– and –

AKIN GUMP STRAUSS HAUER & FELD LLP
Charles R. Gibbs (admitted pro hac vice)
Sarah Link Schultz (admitted pro hac vice)
Travis A. McRoberts (DE 5274)
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Telephone: (214) 969-2800
Facsimile: (214) 969-4343